UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2022

New York City REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York 10019
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 28, 2022, Lee M. Elman, member of the board of directors of New York City REIT, Inc. (the “Company”), passed away. Mr. Elman, an independent director, served as Chair of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) at the time of his passing and was a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Elman will be missed by the Company and the Directors with whom he served.  His decades of real estate experience, his commitment to shareholders and his dedication to the Company made him a valued member of the Board.  He has left an indelible mark on all those with whom he interacted.

Item. 3.01. Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following Mr. Elman’s death, the Audit Committee has been reduced to two members, each of whom is an independent director pursuant to the New York Stock Exchange (“NYSE”) Listed Company Manual. As a result, the Company is no longer compliant with Section 303A.07 of the NYSE Listed Company Manual, which requires that the audit committee of an NYSE-listed company must have a minimum of three members, each of whom is an independent director. On December 1, 2022, the Company filed an interim written affirmation with the NYSE notifying the NYSE of Mr. Elman’s passing and the resulting noncompliance with Section 303A.07. It is the intention of the board of directors to appoint an additional member to the Audit Committee as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New York City REIT, Inc.

Date: December 1, 2022	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer, President, and Secretary